CUSIP Nos.: 848926101                                             Page 11 of 86
            848926200

                                                                      EXHIBIT C
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                              BOYLE, FLEMING & CO., INC.


                                    LOAN AGREEMENT

                              DATED AS OF JUNE 24, 1997
                                      $4,000,000


                                 COMERICA BANK-TEXAS






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CUSIP Nos.: 848926101                                             Page 12 of 86
            848926200

                              TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I - Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    Section 1.1    Definitions . . . . . . . . . . . . . . . . . . . . . . .  1
    Section 1.2    Other Definitional Provisions . . . . . . . . . . . . . .  4

ARTICLE II - Advances. . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
    Section 2.1    Commitment. . . . . . . . . . . . . . . . . . . . . . . .  5
    Section 2.2    The Note. . . . . . . . . . . . . . . . . . . . . . . . .  5
    Section 2.3    Repayment of Principal of Advances. . . . . . . . . . . .  5
    Section 2.4    Interest. . . . . . . . . . . . . . . . . . . . . . . . .  5
    Section 2.5    Borrowing Procedure . . . . . . . . . . . . . . . . . . .  5
    Section 2.6    Use of Proceeds . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE III - Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
    Section 3.1    Method of Payment . . . . . . . . . . . . . . . . . . . .  6
    Section 3.2    Prepayment. . . . . . . . . . . . . . . . . . . . . . . .  6
    Section 3.3    Computation of Interest . . . . . . . . . . . . . . . . .  6

ARTICLE IV - Yield Protection. . . . . . . . . . . . . . . . . . . . . . . .  7
    Section 4.1    Capital Adequacy. . . . . . . . . . . . . . . . . . . . .  7

ARTICLE V - Security . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    Section 5.1    Collateral. . . . . . . . . . . . . . . . . . . . . . . .  7
    Section 5.2    Setoff. . . . . . . . . . . . . . . . . . . . . . . . . .  8

ARTICLE VI - Conditions Precedent. . . . . . . . . . . . . . . . . . . . . .  8
    Section 6.1    Initial Advance . . . . . . . . . . . . . . . . . . . . .  8
    Section 6.2    All Advances. . . . . . . . . . . . . . . . . . . . . . .  9

ARTICLE VII - Representations and Warranties . . . . . . . . . . . . . . . . 10
    Section 7.1    Financial Statements. . . . . . . . . . . . . . . . . . . 10
    Section 7.2    No Breach . . . . . . . . . . . . . . . . . . . . . . . . 10
    Section 7.3    Litigation and Judgments. . . . . . . . . . . . . . . . . 11
    Section 7.4    Rights in Properties. . . . . . . . . . . . . . . . . . . 11
    Section 7.5    Enforceability. . . . . . . . . . . . . . . . . . . . . . 11
    Section 7.6    Approvals . . . . . . . . . . . . . . . . . . . . . . . . 11
    Section 7.7    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    Section 7.8    Use of Proceeds; Margin Securities. . . . . . . . . . . . 11

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CUSIP Nos.: 848926101               TABLE OF CONTENTS             Page 13 of 86
            848926200                  (CONTINUED)

                                                                            Page
                                                                            ----
    Section 7.9    Disclosure. . . . . . . . . . . . . . . . . . . . . . . . 12
    Section 7.10   Agreements. . . . . . . . . . . . . . . . . . . . . . . . 12
    Section 7.11   Compliance with Laws. . . . . . . . . . . . . . . . . . . 12

ARTICLE VIII - Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    Section 8.1    Reporting Requirements. . . . . . . . . . . . . . . . . . 12
    Section 8.2    Maintenance of Collateral Value . . . . . . . . . . . . . 13
    Section 8.3    Insurance . . . . . . . . . . . . . . . . . . . . . . . . 14
    Section 8.4    Compliance with Laws. . . . . . . . . . . . . . . . . . . 14
    Section 8.5    Compliance with Agreements. . . . . . . . . . . . . . . . 14
    Section 8.6    Further Assurances. . . . . . . . . . . . . . . . . . . . 14
    Section 8.7    Limitation on Liens . . . . . . . . . . . . . . . . . . . 14
    Section 8.8    Limitation on Debt. . . . . . . . . . . . . . . . . . . . 15
    Section 8.9    Maintenance of Existence; Conduct of Business . . . . . . 15
    Section 8.10   Maintenance of Properties . . . . . . . . . . . . . . . . 15
    Section 8.11   Taxes and Claims. . . . . . . . . . . . . . . . . . . . . 15
    Section 8.12   Insurance . . . . . . . . . . . . . . . . . . . . . . . . 15
    Section 8.13   Inspection Rights . . . . . . . . . . . . . . . . . . . . 16
    Section 8.14   Keeping Books and Records . . . . . . . . . . . . . . . . 16
    Section 8.15   Mergers, Etc. . . . . . . . . . . . . . . . . . . . . . . 16
    Section 8.16   Restricted Payments . . . . . . . . . . . . . . . . . . . 16
    Section 8.17   Loans and Investments . . . . . . . . . . . . . . . . . . 16
    Section 8.18   Limitation on Issuance of Capital Stock . . . . . . . . . 16
    Section 8.19   Transactions With Affiliates  . . . . . . . . . . . . . . 17
    Section 8.20   Disposition of Assets     . . . . . . . . . . . . . . . . 17

ARTICLE IX - Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    Section 9.1    Events of Default . . . . . . . . . . . . . . . . . . . . 17
    Section 9.2    Remedies Upon Default . . . . . . . . . . . . . . . . . . 18
    Section 9.3    Performance by the Lender . . . . . . . . . . . . . . . . 19

ARTICLE X - Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . 19
    Section 10.1   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 19
    Section 10.2   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . 19
    Section 10.3   Limitation of Liability . . . . . . . . . . . . . . . . . 20
    Section 10.4   No Duty   . . . . . . . . . . . . . . . . . . . . . . . . 20
    Section 10.5   Lender Not Fiduciary. . . . . . . . . . . . . . . . . . . 20
    Section 10.6   Equitable Relief. . . . . . . . . . . . . . . . . . . . . 21
    Section 10.7   No Waiver; Cumulative Remedies. . . . . . . . . . . . . . 21
    Section 10.8   Successors and Assigns. . . . . . . . . . . . . . . . . . 21
    Section 10.9   Survival. . . . . . . . . . . . . . . . . . . . . . . . . 21

CUSIP Nos.: 848926101               TABLE OF CONTENTS             Page 14 of 86
            848926200                  (CONTINUED)

                                                                            Page
                                                                            ----
    Section 10.10  ENTIRE AGREEMENT; AMENDMENT   . . . . . . . . . . . . . . 21
    Section 10.11  Maximum Interest Rate . . . . . . . . . . . . . . . . . . 22
    Section 10.12  Notices . . . . . . . . . . . . . . . . . . . . . . . . . 22
    Section 10.13  Governing Law . . . . . . . . . . . . . . . . . . . . . . 22
    Section 10.14  Counterparts. . . . . . . . . . . . . . . . . . . . . . . 22
    Section 10.15  Severability. . . . . . . . . . . . . . . . . . . . . . . 22
    Section 10.16  Headings. . . . . . . . . . . . . . . . . . . . . . . . . 23
    Section 10.17  Non-Application of Chapter 15 of Texas Credit Code. . . . 23
    Section 10.18  Participations. . . . . . . . . . . . . . . . . . . . . . 23
    Section 10.19  Construction. . . . . . . . . . . . . . . . . . . . . . . 23
    Section 10.20  Independence of Covenants . . . . . . . . . . . . . . . . 23
    Section 10.21  WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . 23

CUSIP Nos.: 848926101                                             Page 15 of 86
            848926200

                                LOAN AGREEMENT

    THIS LOAN AGREEMENT, dated as of June 24, 1997, is between BOYLE, FLEMING & CO., INC., a Texas corporation (the "Borrower"), and COMERICA BANK-TEXAS, a Texas state banking association (the "Lender").

                               R E C I T A L S :

    The Borrower has requested the Lender to make a loan to the Borrower with advances thereunder not to exceed an aggregate principal amount of Four Million Dollars ($4,000,000) outstanding at any time. The Lender is willing to make such loan to the Borrower upon the terms and conditions hereinafter set forth.

    NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

    Section 1.1 DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

         "ADVANCE" means an advance of funds by the Lender to the Borrower pursuant to Article II.

         "ADVANCE REQUEST FORM" means a certificate, in substantially the form of Exhibit "A" hereto, properly completed and signed by the Borrower requesting an Advance.

         "BASLE ACCORD" means the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, supplemented and otherwise modified and in effect from time to time, or any replacement thereof.

         "BUSINESS DAY" means any day on which commercial banks are authorized to conduct business or are not required to close in Dallas, Texas.

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CUSIP Nos.: 848926101                                             Page 16 of 86
            848926200

         "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

         "COLLATERAL" has the meaning specified in Section 5.1.

         "COMMITMENT" means the obligation of the Lender to make Advances hereunder in an aggregate principal amount at any one time outstanding up to but not exceeding Four Million Dollars ($4,000,000), as such obligation may be terminated pursuant to Section 9.2.

         "DEBT" means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days, (d) all Debt or other obligations of others Guaranteed by such Person, (e) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, and (f) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments.

         "DEFAULT" means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

         "DEFAULT RATE" means the lesser of (a) the Maximum Rate, or (b) the sum of the Prime Rate in effect from day to day plus five percent (5%).

         "DOLLARS" and "$" mean lawful money of the United States of America.

         "EFFECTIVE DATE" means June 24, 1997.

         "EVENT OF DEFAULT" has the meaning specified in Section 9.1.

         "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

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CUSIP Nos.: 848926101                                             Page 17 of 86
            848926200

         "GOVERNMENTAL AUTHORITY" means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

         "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person to directly or indirectly guarantee any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
    (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "GUARANTIES" has the meaning specified in Section 5.1.

         "GUARANTORS" means Richard J. Boyle and Ned N. Fleming, III.

         "LIEN" means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

         "LOAN DOCUMENTS" means this Agreement and all promissory notes, security agreements, deeds of trust, assignments, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

         "MAXIMUM RATE" means, at any time, the maximum rate of interest under applicable law that the Lender may charge the Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to the Borrower at the time of such change in the Maximum Rate. For purposes of determining the Maximum Rate under Texas law, the applicable rate ceiling shall be the indicated rate

CUSIP Nos.: 848926101                                             Page 18 of 86
            848926200

    ceiling described in, and computed in accordance with, Article 5069-1.04, Vernon's Texas Civil Statutes.

         "NOTE" means the promissory note of even date herewith of the Borrower payable to the order of the Lender, in the original principal amount of $4,000,000, and all extensions, renewals, and modifications thereof.

         "OBLIGATED PARTY" means any Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations or any part thereof.

         "OBLIGATIONS" means all obligations, indebtedness, and liabilities of the Borrower to the Lender, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities of the Borrower under this Agreement and the other Loan Documents, and all interest accruing thereon and all attorneys' fees and other expenses incurred in the enforcement or collection thereof.

         "PAYMENT DATE" means the 5th day each month, the first of which shall be the first such day after the date of this Agreement.

         "PERSON" means any individual, corporation, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.

         "PLEDGE AGREEMENT" means the Pledge Agreement of the Borrower in favor of the Lender of even date herewith, as the same may be amended, supplemented, or modified.

         "PRIME RATE" means, at any time, the rate of interest per annum then most recently established by the Lender as its prime rate, which rate may not be the lowest rate of interest charged by the Lender to its borrowers. Each change in any interest rate provided for herein based upon the Prime Rate resulting from a change in the Prime Rate shall take effect without notice to the Borrower at the time of such change in the Prime Rate.

         "PRINCIPAL OFFICE" means the principal office of the Lender, presently located at 1601 Elm Street, Dallas, Texas.

         "TERMINATION DATE" means 11:00 a.m. Dallas, Texas time on June 24, 1999, or such earlier date and time on which the Commitment terminates as provided in this Agreement.

         "UCC" means the Uniform Commercial Code as in effect in the State of Texas.

CUSIP Nos.: 848926101                                             Page 19 of 86
            848926200

    Section 1.2 OTHER DEFINITIONAL PROVISIONS. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

                                  ARTICLE II

                                   ADVANCES

    Section 2.1 COMMITMENT. Subject to the terms and conditions of this Agreement, if at the time of the Borrower's request therefor Lender so elects in its sole discretion upon its review of the financial condition of the Borrower, the Guarantors, and the Collateral, the Lender shall make one or more Advances to the Borrower from time to time from the date hereof to and including the Termination Date, provided that the aggregate amount of all Advances at any time outstanding shall not exceed the amount of the Commitment. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, repay, and reborrow hereunder until the Termination Date.

    Section 2.2 THE NOTE. The obligation of the Borrower to repay the Advances and interest thereon shall be evidenced by the Note executed by the Borrower, payable to the order of the Lender, in the principal amount of the Commitment as originally in effect and dated the date hereof.

    Section 2.3 REPAYMENT OF PRINCIPAL OF ADVANCES. The Borrower shall repay the unpaid principal amount of all Advances on the Termination Date.

    Section 2.4 INTEREST. The unpaid principal amount of the Advances shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate, or (b) the sum of the Prime Rate plus one-half percent (1/2%). If at any time the Prime Rate shall exceed the Maximum Rate, thereby causing the interest accruing on the Advances to be limited to the Maximum Rate, then any subsequent reduction in the Prime Rate shall not reduce the rate of interest below the Maximum Rate until the aggregate amount of interest accrued equals the aggregate amount of interest which would have accrued if the Prime Rate had at all times been in effect. Accrued and unpaid interest on the Advances shall be due and payable on each Payment Date and on the Termination Date. Notwithstanding the foregoing, any outstanding principal and (to the fullest extent permitted by law) any other amount payable by the Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at

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CUSIP Nos.: 848926101                                             Page 20 of 86
            848926200

stated maturity, by acceleration, or otherwise) shall bear interest at the Default Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Interest payable at the Default Rate shall be payable from time to time on demand.

    Section 2.5 BORROWING PROCEDURE. The Borrower shall give the Lender notice by means of an Advance Request Form of each requested Advance, at least one (1) Business Day before the requested date of each Advance, specifying: (a) the requested date of such Advance (which shall be a Business
Day), (b) the amount of such Advance, and (c) the purpose of such Advance. The Lender at its option may accept telephonic requests for Advances, provided that such acceptance shall not constitute a waiver of the Lender's right to delivery of an Advance Request Form in connection with subsequent Advances. Any telephonic request for an Advance by the Borrower shall be promptly confirmed by submission of a properly completed Advance Request Form to the Lender. Each Advance shall be in a minimum principal amount of $10,000 or an integral multiple thereof. Subject to the terms and conditions of this Agreement, each Advance shall be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower maintained with the Lender at the Principal Office designated by the Borrower. All notices under this Section shall be irrevocable and shall be given not later than 11:00 a.m. Dallas, Texas, time on the day which is not less than the number of Business Days specified above for such notice.

    Section 2.6 USE OF PROCEEDS. The proceeds of Advances shall be used by the Borrower to refinance Debt owed to Lender by the Guarantors, for investments, and other corporate and working capital purposes (excluding investments in margin stock).

                                 ARTICLE III

                                   PAYMENTS

    Section 3.1 METHOD OF PAYMENT. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and the other Loan Documents shall be made to the Lender at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, not later than 11:00 a.m., Dallas, Texas, time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Lender the sums payable by the Borrower under this Agreement and the other Loan Documents to which such payment is to be applied (and in the event the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply such payment to the Obligations in such order and manner as it may elect in its sole discretion). Whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment shall

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CUSIP Nos.: 848926101                                             Page 21 of 86
            848926200

be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and commitment fee, as the case may be.

    Section 3.2 PREPAYMENT. The Borrower may prepay the Advances in whole at any time or from time to time in part without premium or penalty but with accrued interest to the date of prepayment on the amount so prepaid.

    Section 3.3 COMPUTATION OF INTEREST. Interest on the Advances and all other amounts payable by the Borrower hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

                                  ARTICLE IV

                               YIELD PROTECTION

    Section 4.1 CAPITAL ADEQUACY. If after the date hereof, the Lender shall have determined that the adoption or implementation of any applicable law, rule, or regulation regarding capital adequacy (including, without limitation, any law, rule, or regulation implementing the Basle Accord), or any change therein, or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lender (or its parent) with any guideline, request, or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other Governmental Authority (including, without limitation, any guideline or other requirement implementing the Basle Accord), has or would have the effect of reducing the rate of return on the Lender's (or its parent's) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which the Lender (or its parent) could have achieved but for such adoption, implementation, change, or compliance (taking into consideration the Lender's policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then the Lender will provide the Borrower written notice thereof, and commencing sixty (60) days after such notice is sent such amounts shall begin to accrue and from time to time, within ten (10) Business Days after demand by the Lender, the Borrower shall pay to the Lender (or its parent) such additional amount or amounts as will compensate the Lender for such reduction. A certificate of the Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, the Lender may use any reasonable averaging and attribution methods.

CUSIP Nos.: 848926101                                             Page 22 of 86
            848926200


                                      ARTICLE V

                                       SECURITY

    Section 5.1 COLLATERAL. To secure full and complete payment and performance of the Obligations, the Borrower shall execute and deliver or cause to be executed and delivered the documents described below covering the property and collateral described in this Section 5.1 (which, together with any other property and collateral which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the "Collateral"):

         (a) The Borrower shall grant to the Lender a first priority perfected security interest in shares of common capital stock of Spinnaker Industries, Inc., a Delaware corporation, in an amount sufficient to cause compliance with Section 8.2 hereof, whether now owned or hereafter acquired, and all dividends thereon and all products and proceeds thereof, pursuant to the Pledge Agreement.

         (b) The Borrower shall execute and cause to be executed such further documents and instruments, including without limitation, Uniform Commercial Code financing statements, as the Lender, in its sole discretion, deems necessary or desirable to create, preserve, evidence, and perfect its liens and security interests in the Collateral.

         (c) The Guarantors shall jointly and severally guarantee the payment and performance of the Obligations by execution of Guaranty Agreements (the "Guaranties") in form and substance satisfactory to Lender.

    Section 5.2 SETOFF. If an Event of Default shall have occurred and be continuing, Lender shall have the right to set off and apply against the Obligations in such manner as the Lender may determine, at any time and without notice to the Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from the Lender to the Borrower whether or not the Obligations are then due. As further security for the Obligations, the Borrower hereby grants to the Lender a security interest in all money, instruments, and other property of the Borrower now or hereafter held by the Lender, excluding, however, property held in any trust capacity. In addition to the Lender's right of setoff and as further security for the Obligations, the Borrower hereby grants to the Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of the Borrower now or hereafter on deposit with or held by the Lender and all other sums at any time credited by or owing from the Lender to the Borrower, excluding any deposits or accounts of the Borrower acting in any trust capacity. The rights and remedies of the Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Lender may have.

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CUSIP Nos.: 848926101                                             Page 23 of 86
            848926200


                                      ARTICLE VI

                                 CONDITIONS PRECEDENT

    Section 6.1 INITIAL ADVANCE. The obligation of the Lender to make the initial Advance is within the reasonable discretion of Lender and is subject to the condition precedent that the Lender shall have received on or before the day of such Advance all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to the Lender:

         (a) RESOLUTIONS. Resolutions of the Board of Directors of the Borrower certified by the Secretary or an Assistant Secretary of the Borrower which authorize the execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or is to be a party;

         (b) INCUMBENCY CERTIFICATE. A certificate of incumbency certified by the Secretary or an Assistant Secretary of the Borrower certifying the names of the officers of the Borrower authorized to sign this Agreement and each of the other Loan Documents to which the Borrower is or is to be a party (including the certificates contemplated herein) together with specimen signatures of such officers;

         (c) CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Borrower certified by the Secretary of State of state of incorporation of the Borrower and dated within ten (10) days prior to the date of the Advance;

         (d) BYLAWS. The bylaws of the Borrower certified by the Secretary or an Assistant Secretary of the Borrower;

         (e) GOVERNMENTAL CERTIFICATES. Certificates of the appropriate government officials of the State of Texas as to the existence and good standing of the Borrower and its authority to conduct business in such state, each dated within ten (10) days prior to the date of the Advance;

         (f)  NOTE.  The Note executed by the Borrower;

         (g)  PLEDGE AGREEMENT.  The Pledge Agreement executed by the Borrower;

         (h) FINANCING STATEMENTS. Uniform Commercial Code financing statements executed by the Borrower and covering such Collateral as the Lender may request;

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            848926200


         (i) PLEDGED STOCK. Certificates evidencing the shares of stock of Spinnaker Industries, Inc., which are the subject of the Pledge Agreement, together with stock powers duly executed in blank;

         (j)  GUARANTIES.  The Guaranties executed by the Guarantors;

         (k) UCC SEARCH. The results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against the Borrower in the office of the Secretary of State of Texas, such search to be as of a date no more than ten (10) days prior to the date of the initial Advance; and

         (l) ATTORNEYS' FEES AND EXPENSES. Evidence that the costs and expenses (including reasonable attorneys' fees) referred to in Section 10.1, to the extent incurred, shall have been paid in full by the Borrower.

    Section 6.2 ALL ADVANCES. The obligation of the Lender to make any Advance (including the initial Advance) is within the sole and absolute discretion of Lender and is subject to the following additional conditions precedent:

         (a) ADVANCE REQUEST FORM. Lender shall have received, in accordance with Section 2.5, an Advance Request Form, dated the date of such Advance, executed by the Borrower;

         (b) NO DEFAULT. No Default shall have occurred and be continuing, or would result from such Advance;

         (c) NO MATERIAL ADVERSE CHANGE. No material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, either Guarantor, or Spinnaker Industries, Inc., shall have occurred in the determination of Lender;

         (d) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties contained in Article VII hereof and in the other Loan Documents shall be true and correct on and as of the date of such Advance with the same force and effect as if such representations and warranties had been made on and as of such date; and

         (e) ADDITIONAL DOCUMENTATION. Lender shall have received such additional approvals, opinions, or documents as the Lender or its legal counsel, Winstead Sechrest & Minick P.C., may reasonably request.

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CUSIP Nos.: 848926101                                             Page 25 of 86
            848926200


                                     ARTICLE VII

                            REPRESENTATIONS AND WARRANTIES

    To induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender that:

    Section 7.1 FINANCIAL STATEMENTS. The Borrower has delivered to the Lender financial statements of the Borrower for the year ended December 31, 1996. Such financial statements are true and correct, and fairly and accurately present, the financial condition of the Borrower as of the respective dates indicated therein. The Borrower does not have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. There has been no material adverse change in the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower since the effective date of the most recent financial statements referred to in this Section.

    Section 7.2 NO BREACH; CORPORATE EXISTENCE. The execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or may become a party and compliance with the terms and provisions hereof and thereof do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (ii) the Borrower's certificate of incorporation or bylaws or any agreement or instrument to which the Borrower is a party or by which his property is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien (except as provided in Article V)
upon any of the revenues or assets of the Borrower.   The Borrower (a) is a
corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a material adverse effect on its business, condition (financial or otherwise), operations, prospects, or properties. The Borrower has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

    Section 7.3 LITIGATION AND JUDGMENTS. There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower.

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CUSIP Nos.: 848926101                                             Page 26 of 86
            848926200


    Section 7.4 RIGHTS IN PROPERTIES. The Borrower has good and indefeasible title to or valid leasehold interests in its respective properties and assets, real and personal, including the properties, assets, and leasehold interests reflected in the financial statements described in
Section 7.1, except as otherwise indicated on said financial statements. The Borrower has no subsidiaries.

    Section 7.5 ENFORCEABILITY. This Agreement constitutes, and the other Loan Documents to which the Borrower is party, when delivered, shall constitute legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights.

    Section 7.6 APPROVALS. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or may become a party or the validity or enforceability thereof.

    Section 7.7 TAXES. The Borrower has filed all tax returns (federal, state, and local) required to be filed, including all income, property, and sales tax returns, or has received valid extensions relating to said filings, and have paid all of his liabilities for taxes, assessments, governmental charges, and other levies that are due and payable. The Borrower knows of no pending investigation of the Borrower by any taxing authority or of any pending but unassessed tax liability of the Borrower.

    Section 7.8 USE OF PROCEEDS; MARGIN SECURITIES. No part of the proceeds of any Advance will be used to purchase or carry any margin stock (within the meaning of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying margin stock.

    Section 7.9 DISCLOSURE. No statement, information, report, representation, or warranty made by the Borrower in this Agreement or in any other Loan Document or furnished to the Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Borrower which has a material adverse effect, or which could reasonably be expected to have a material adverse effect, on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower that has not been disclosed in writing to the Lender.

    Section 7.10 AGREEMENTS. The Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could reasonably be expected to have a material adverse effect on the business,

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CUSIP Nos.: 848926101                                             Page 27 of 86
            848926200


condition (financial or otherwise), operations, prospects, or properties of the Borrower, or the ability of the Borrower to pay and perform its obligations under the Loan Documents. The Borrower is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

    Section 7.11 COMPLIANCE WITH LAWS. The Borrower is not in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.


                                     ARTICLE VIII

                                      COVENANTS

    The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, the Borrower will perform and observe the following covenants, unless the Lender shall otherwise consent in writing:

    Section 8.1 REPORTING REQUIREMENTS. The Borrower will furnish or cause to be furnished to the Lender:

         (a) ANNUAL FINANCIAL STATEMENTS. As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 1997, (i) a copy of the annual report of the Borrower for such fiscal year containing balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and certified by the chief financial officer of Borrower, to the effect that such report has been prepared in accordance with GAAP; and (ii) a certificate of the chief financial officer of Borrower to the Lender stating that to his knowledge no Default has occurred and is continuing, or if in his opinion a Default has occurred and is continuing, a statement as to the nature thereof;

         (b) SEMIANNUAL FINANCIAL STATEMENTS. As soon as available, and in any event within forty-five (45) days after each June 30 and December 31, a copy of an unaudited financial report of the Borrower as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by the chief financial officer of the Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial

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CUSIP Nos.: 848926101                                             Page 28 of 86
            848926200


    condition and results of operations of the Borrower at the date and for the periods indicated therein;

         (c) ANNUAL TAX RETURN. As soon as available, and in any event within ten (10) days after the filing thereof with the Internal Revenue Service, a copy of the Borrower's annual federal income tax return as filed with the Internal Revenue Service;

         (d) NOTICE OF DEFAULT. As soon as possible and in any event within five (5) days after the occurrence of each Default, a written notice setting forth the details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

         (e) NOTICE OF MATERIAL ADVERSE CHANGE. As soon as possible and in any event within five (5) days after the occurrence thereof, written notice of any matter that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower;

         (f) SEMIANNUAL AND ANNUAL SEC REPORTS, PROXY STATEMENTS, ETC. As soon as available, one copy of each financial statement, report, notice or proxy statement sent by Spinnaker Industries, Inc. to its stockholders generally and one copy of each regular, periodic or special report, registration statement, or prospectus filed by Spinnaker Industries, Inc. with any securities exchange or the Securities and Exchange Commission or any successor agency, including without limitation its Forms 10Q and 10K; and

         (g) GENERAL INFORMATION. Promptly, such other information concerning the Borrower, either Guarantor, or Spinnaker Industries, Inc. as the Lender may from time to time reasonably request, subject to fiduciary obligations of the Guarantors as directors of Spinnaker Industries, Inc., and the restrictions imposed upon them by federal and state securities laws.

    Section 8.2 MAINTENANCE OF COLLATERAL VALUE. Borrower shall cause to be subject to a first priority perfected security interest in favor of Lender pursuant to the terms of the Pledge Agreement, shares of the Class A common and common capital stock of Spinnaker Industries, Inc., which at all times have an aggregate fair market value (determined on the basis of the closing bid and/or last closing (as applicable) price thereof as of the date of computation) of not less than two hundred percent (200%) of the outstanding principal balance of the Obligations.

    Section 8.3 INSURANCE. The Borrower will maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried

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CUSIP Nos.: 848926101                                             Page 29 of 86
            848926200


by Persons engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates.

    Section 8.4 COMPLIANCE WITH LAWS. The Borrower will comply in all material respects with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator.

    Section 8.5 COMPLIANCE WITH AGREEMENTS. The Borrower will comply with all agreements, contracts, and instruments binding on him or affecting his properties or business for which the Borrower's failure to comply could reasonably be expected to have a material adverse effect on the financial condition of the Borrower.

    Section 8.6 FURTHER ASSURANCES. The Borrower will execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by the Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of the Lender in the Collateral.

    Section 8.7 LIMITATION ON LIENS. The Borrower will not incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except:

         (a)  Liens heretofore disclosed to Lender in writing;

         (b)  Liens in favor of the Lender;

         (c) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower to use such assets in its businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

         (d) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

         (e) Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business;

         (f) Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders,

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CUSIP Nos.: 848926101                                             Page 30 of 86
            848926200


    statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or leases made in the ordinary course of business; and

         (g) Liens to secure the Debt permitted by Section 8.8(b) upon assets which do not constitute Collateral.

    Section 8.8 LIMITATION ON DEBT. The Borrower will not incur, create, assume, or permit to exist any Debt except (a) Debt to Lender, (b) other Debt in the aggregate not to exceed $5,000,000 at any time outstanding and incurred when no Default exists or will result therefrom, and (c) existing Debt.

    Section 8.9 MAINTENANCE OF EXISTENCE; CONDUCT OF BUSINESS. The Borrower will preserve and maintain its corporate existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. The Borrower will conduct its business in an orderly and efficient manner in accordance with good business practices.

    Section 8.10 MAINTENANCE OF PROPERTIES. The Borrower will maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition.

    Section 8.11 TAXES AND CLAIMS. The Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; PROVIDED, however, that the Borrower shall not be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.

    Section 8.12 INSURANCE. The Borrower will maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates, provided that in any event the Borrower will maintain workmen's compensation insurance, property insurance, comprehensive general liability insurance, products liability insurance, and business interruption insurance reasonably satisfactory to the Lender.

    Section 8.13 INSPECTION RIGHTS. At any reasonable time and from time to time, the Borrower will permit representatives of the Lender to examine, copy, and make extracts from its

CUSIP Nos.: 848926101                                             Page 31 of 86
            848926200


books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants.

    Section 8.14 KEEPING BOOKS AND RECORDS. The Borrower will maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

    Section 8.15 MERGERS, ETC. The Borrower will not become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate. The Borrower will not create or permit to exist any subsidiaries of the Borrower.

    Section 8.16 RESTRICTED PAYMENTS. The Borrower will not declare or pay any dividends or make any other payment or distribution (in cash, property, or obligations) on account of its capital stock, or redeem, purchase, retire, or otherwise acquire any of its capital stock or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its capital stock or for any redemption, purchase, retirement, or other acquisition of any of its capital stock. Notwithstanding the foregoing, when no Default exists or would result therefrom, the Borrower may redeem shares of its capital stock issued to its employees, partners, or agents (other than Guarantors) in the ordinary course of business.

    Section 8.17 LOANS AND INVESTMENTS. The Borrower will not make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase, any stock, bonds, notes, debentures, or other securities of any Person, except the Collateral and:

         (a) readily marketable direct obligations of the United States of America;

         (b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition of any commercial bank operating in the United States having capital and surplus in excess of $50,000,000.00;

         (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor's Corporation or Moody's Investors Service;

         (d)  existing investments; and

         (e)  investments made in the ordinary course of its business.

    Section 8.18 LIMITATION ON ISSUANCE OF CAPITAL STOCK. The Borrower will not at any time issue, sell, assign, or otherwise dispose of (a) any of its capital stock, (b) any securities

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CUSIP Nos.: 848926101                                             Page 32 of 86
            848926200


exchangeable for or convertible into or carrying any rights to acquire any of its capital stock, or (c) any option, warrant, or other right to acquire any of its capital stock. Notwithstanding the foregoing, when no Default exists or would result therefrom, the Borrower may issue additional shares of its capital stock, or rights to acquire such shares, so long as at all times Guarantors own and control at least eighty percent (80%) of the Borrower's outstanding capital stock on a fully diluted basis.

    Section 8.19 TRANSACTIONS WITH AFFILIATES. The Borrower will not enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any affiliate of the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arm's-length transaction with a Person not an affiliate of the Borrower.

    Section 8.20 DISPOSITION OF ASSETS. The Borrower will not sell, lease, assign, transfer, or otherwise dispose of any of its assets, except dispositions of investments in the ordinary course of business.

                                      ARTICLE IX

                                       DEFAULT

    Section 9.1 EVENTS OF DEFAULT. Each of the following shall be deemed an "Event of Default":

         (a) The Borrower shall fail to pay when due the Obligations or any part thereof.

         (b) Any representation or warranty made by the Borrower in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made.

         (c) The Borrower shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document and such failure shall continue for 10 days after the earlier of (i) the Borrower has knowledge of such failure, or (ii) the Lender sends the Borrower written notice of such failure.

         (d) The Borrower, either Guarantor, or Spinnaker Industries, Inc. shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with

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CUSIP Nos.: 848926101                                             Page 33 of 86
            848926200


    respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

         (e) An involuntary proceeding shall be commenced against the Borrower, either Guarantor, or Spinnaker Industries, Inc. seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days.

         (f) The Borrower shall fail to pay when due any principal of or interest on any Debt with a then-current outstanding principal balance in excess of $100,000 (other than the Obligations) and such failure shall continue beyond expiration of any cure period therefor, if any, or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment, except in the event that the Borrower is diligently contesting any such event by proper proceedings and has made appropriate reserves therefor, or taken such other action, reasonably acceptable to the Lender.

         (g) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower, or the Borrower shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral purported to be covered thereby.

         (h) Either Guarantor shall cease to be active in the management of Borrower and Spinnaker Industries, Inc.

         (i) The common capital stock or Class A common stock of Spinnaker Industries, Inc. shall cease to be traded on NASDAQ or a national securities exchange.

CUSIP Nos.:  848926101                                    Page 34 of 86
             848926200

    Section 9.2 REMEDIES UPON DEFAULT. If any Event of Default shall occur and be continuing, the Lender may without notice terminate the Commitment and declare the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default under Section 9.1(d) or Section 9.1(e), the Commitment shall automatically terminate, and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower. If any Event of Default shall occur and be continuing, the Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

    Section 9.3 PERFORMANCE BY THE LENDER. If the Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents, the Lender may perform or attempt to perform such covenant or agreement on behalf of the Borrower. In such event, the Borrower shall, at the request of the Lender, promptly pay any amount reasonably expended by the Lender in connection with such performance or attempted performance to the Lender, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that the Lender shall not have any liability or responsibility for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

                                  ARTICLE X

                                MISCELLANEOUS

    Section 10.1   EXPENSES.  The Borrower hereby agrees to pay on demand:
(a) all costs and expenses of the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel for the Lender, (b) all costs and expenses of the Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the reasonable fees and expenses of legal counsel for the Lender, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Document, and (e) all other costs and expenses incurred by the Lender in connection with this Agreement or any other Loan Document, including, without

CUSIP Nos.:  848926101                                    Page 35 of 86
             848926200

limitation, all costs, expenses, and other charges incurred in connection with obtaining any audit or appraisal in respect of the Collateral.

    Section 10.2 INDEMNIFICATION. THE BORROWER SHALL INDEMNIFY THE LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS' FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY THE BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWER, OR (E) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING; BUT EXCLUDING ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) ARISING AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LENDER. Without limiting any provision of this Agreement or of any other Loan Document, it is the express intention of the parties hereto that each Person to be indemnified under this Section shall be indemnified from and held harmless against any and all losses, liabilities, claims, damages, penalties, judgments, disbursements, costs, and expenses (including attorneys' fees) arising out of or resulting from the sole or contributory negligence of such Person.

    Section 10.3 LIMITATION OF LIABILITY. Neither the Lender nor any Affiliate, officer, director, employee, attorney, or agent of the Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Lender or any of the Lender's Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Nothing in this Section shall impair or restrict the

CUSIP Nos.:  848926101                                    Page 36 of 86
             848926200

Borrower's right to sue the Lender for actual damages arising as a result of the gross negligence or willful misconduct of the Lender.

    Section 10.4 NO DUTY. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Lender shall have the right to act exclusively in the interest of the Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower or any of the Borrower's shareholders or any other Person.

    Section 10.5 LENDER NOT FIDUCIARY. The relationship between the Borrower and the Lender is solely that of debtor and creditor, and the Lender has no fiduciary or other special relationship with the Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower and the Lender to be other than that of debtor and creditor.

    Section 10.6 EQUITABLE RELIEF. The Borrower recognizes that in the event the Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to the Lender. The Borrower therefore agrees that the Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

    Section 10.7 NO WAIVER; CUMULATIVE REMEDIES. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.
The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

    Section 10.8 SUCCESSORS AND ASSIGNS. This Agreement is binding upon and shall inure to the benefit of the Lender and the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

    Section 10.9 SURVIVAL. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by the Lender or any closing shall affect the representations and warranties or the right of the Lender to rely upon them. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations of the Borrower under Sections 10.1 and 10.2 shall survive repayment of the Note and termination of the Commitment.

CUSIP Nos.:  848926101                                    Page 37 of 86
             848926200

    Section 10.10 ENTIRE AGREEMENT; AMENDMENT. THIS AGREEMENT, THE NOTE, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions of this Agreement and the other Loan Documents to which the Borrower is a party may be amended or waived only by an instrument in writing signed by the parties hereto.

    Section 10.11 MAXIMUM INTEREST RATE. No provision of this Agreement or any other Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither the Borrower nor the sureties, guarantors, successors, or assigns of the Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event the Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Note; and, if the principal of the Note has been paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Borrower and the Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Note so that interest for the entire term does not exceed the Maximum Rate.

    Section 10.12 NOTICES. All notices and other communications provided for in this Agreement and the other Loan Documents to which the Borrower is a party shall be given or made by telex, telegraph, telecopy, cable, or in writing and telexed, telecopied, telegraphed, cabled, mailed by certified mail return receipt requested, or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party at such other address as shall be designated by such party in a notice to the other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopy, subject to telephone confirmation of receipt, or delivered to the telegraph or cable office, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed

CUSIP Nos.:  848926101                                    Page 38 of 86
             848926200

notice, three (3) days after being duly deposited in the mails, in each case given or addressed as aforesaid; PROVIDED, however, notices to the Lender pursuant to Article II shall not be effective until received by the Lender.

    Section 10.13 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Dallas County, Texas, and it shall be performable for all purposes in Dallas County, Texas.

    Section 10.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Telecopies of signatures shall be binding and effective as originals.

    Section 10.15 SEVERABILITY. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

    Section 10.16 HEADINGS. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

    Section 10.17 NON-APPLICATION OF CHAPTER 15 OF TEXAS CREDIT CODE. The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes, Article 5069-15) are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.

    Section 10.18 PARTICIPATIONS. The Lender shall have the right at any time and from time to time to grant participations in the Note and any other Loan Documents. Each actual or proposed participant shall be entitled to receive all information received by the Lender regarding the Borrower and its Subsidiaries, including, without limitation, information required to be disclosed to a participant pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the actual or proposed participant is subject to the circular or not).

    Section 10.19 CONSTRUCTION. The Borrower and the Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Borrower and the Lender.

CUSIP Nos.:  848926101                                    Page 39 of 86
             848926200

    Section 10.20 INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

    Section 10.21 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

CUSIP Nos.:  848926101                                    Page 40 of 86
             848926200


    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                            BORROWER:

                                            BOYLE, FLEMING & CO., INC.

                                            By:  /s/ Ned N. Fleming III
                                                 ------------------------------
                                                 Title:

                                            Address for Notices:
                                             600 N. PEARL STREET, SUITE 2160
                                             DALLAS, TX 75201

                                            Fax No.:       (214) 855-0093
                                            Telephone No.: (214) 855-0322




                                            LENDER:

                                            COMERICA BANK-TEXAS


                                            By: /s/ Wes O. Barnhart
                                            -----------------------------------
                                                Wes O. Barnhart
                                                Senior Vice President

                                            Address for Notices:
                                            Mail Code 6594
                                            P.O. Box 650282
                                            Dallas, TX  75265-0282

                                            Fax No.:       (214) 890-4327
                                            Telephone No.: (214) 890-4314

                                            Attention:     Wes O. Barnhart

CUSIP Nos.:  848926101                                            Page 41 of 86
             848926200



                                     EXHIBIT "A"
                                          TO
                                    LOAN AGREEMENT




                                 Advance Request Form
                                 --------------------

CUSIP Nos.:  848926101                                            Page 42 of 86
             848926200



TO: Comerica Bank-Texas
    1300 NorthPark Center
    Dallas, Texas  75225
    Attention: Wes O. Barnhart

Ladies and Gentlemen:

    The undersigned (the "Borrower") make and deliver this certificate pursuant to that certain Loan Agreement dated as of June 24, 1997, between the Borrower and Comerica Bank-Texas (the "Lender") (as the same has been amended, supplemented or modified from to time, the "Loan Agreement"). Capitalized terms used and not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement. In accordance with the Loan Agreement, the Borrowers hereby request that the Lender make an Advance in the amount set forth in item
(d) below.

    In connection with the foregoing and pursuant to the terms and provisions of the Loan Agreement, the undersigned hereby certify to Lender that the following statements are true and correct:

         (i) The representations and warranties contained in Article VI of the Loan Agreement and in each of the other Loan Documents are true and correct on and as of the date hereof with the same force and effect as if made on and as of such date.

         (ii) No default has occurred and is continuing nor would any Default result from the Advance requested hereunder.

         (iii) The amount of the Advance requested hereunder, when added to all outstanding Advances, will not exceed the Commitment.

         (iv) All information supplied below is true, correct, and complete as of the date hereof.

         (v)   The proceeds of the Advance shall be used for the following purpose:
         ----------------------------------------------------------------------

CUSIP Nos.:  848926101                                            Page 43 of 86
             848926200



                               LOAN REQUEST INFORMATION
                               ------------------------

(a)  Total Commitment ........................................ $4,000,000

(b)  Outstanding principal amount of Advances ................ $_________

(c)  Net Availability [line (a) minus line (b)] .............. $_________

(d)  Amount of Requested Advance (minimum $10,000) ........... $_________

(e)  Date of Requested Advance (must be a Business Day).......  _________, 19__

(f)  Market Value of Collateral .............................. $_________

(g)  Ratio of Collateral Value to Obligations (at least 2:1).. $_________



                                       BORROWER:

                                       BOYLE, FLEMING & CO., INC.


                                       By:
                                          ------------------------------------
                                       Name:
                                            ----------------------------------
                                       Title:
                                             ---------------------------------






Dated as of: _______________________
         [insert date of requested
          Advance]

CUSIP Nos.: 848926101                                             Page 44 of 86
            848926200

               FIRST AMENDMENT TO LOAN AGREEMENT AND GUARANTIES

    THIS FIRST AMENDMENT TO LOAN AGREEMENT AND GUARANTIES (the "Amendment"), dated as of August 29, 1997, is among BOYLE, FLEMING & CO., INC., a Texas corporation ("Borrower"), COMERICA BANK-TEXAS ("Lender"), RICHARD J. BOYLE and NED N. FLEMING, III.

                                  RECITALS:

    A. Borrower and Lender have entered into that certain Loan Agreement (the "Agreement") dated as of June 24, 1997.

    B. Pursuant to the Agreement, each of Richard J. Boyle and Ned N. Fleming, III executed those certain Guaranty Agreements dated as of June 24, 1997 which guaranteed to Lender the payment and performance of the Obligations (as defined in the Agreement).

    C. Borrower and Lender now desire to increase the principal amount of the loans which may be made from time to time to $8,000,000 and amend the Agreement as herein set forth, and Guarantors and Lender now desire to amend the Guaranties (as defined in the Agreement) as set forth herein.

    NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I

                                 Definitions

    1.1  DEFINITIONS.   Capitalized terms used in this Amendment, to the
extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby.

                                  ARTICLE II

                                  Amendments

    2.1 AMENDMENT TO CERTAIN DEFINITIONS. Effective as of the date hereof, the definitions of Commitment, Note and Termination Date set forth in Section
1.1 of the Agreement are hereby amended in their entirety to read as follows:

CUSIP Nos.: 848926101                                             Page 45 of 86
            848926200

         "Commitment" means the obligation of the Lender to make Advances hereunder in an aggregate principal amount at any one time outstanding up to but not exceeding $8,000,000, as such obligation may be terminated pursuant to Section 9.2.

         "Note" means the Promissory Note dated as of August 29, 1997, of the Borrower payable to the order of the Lender in the original principal amount of $8,000,000, and all extensions, renewals, and modifications thereof.

         "Termination Date" means 11:00 a.m. Dallas, Texas time on February 26, 1999, or such earlier date and time on which the Commitment terminates as provided in this Agreement.

    2.2 AMENDMENT TO MAINTENANCE OF COLLATERAL VALUE. Effective as of the date hereof, Section 8.2 of the Agreement is hereby amended in its entirety to read as follows:

         Section 8.2 MAINTENANCE OF COLLATERAL VALUE. Borrower shall cause to be subject to a first priority perfected security interest in favor of Lender pursuant to the terms of a Pledge Agreement, shares of the Class A common and common capital stock of Spinnaker Industries, Inc., which at all times have an aggregate fair market value (determined on the basis of the closing bid and/or last closing (as applicable) price thereof as of the date of computation) of not less than the percent set forth on Schedule 1 hereto during the applicable periods based on the outstanding principal amount of the Obligations as set forth on Schedule 1 hereto; provided that at such time as Spinnaker Industries, Inc. shall have received net cash proceeds in an amount not less than $25,000,000 from a firmly underwritten registered public offering of its common stock, a material portion of which proceeds are received from sales of such common stock in broad distribution to noninstitutional investors, then such percent shall at all times thereafter be equal to two hundred percent (200%).

    2.3  AMENDMENT TO LIMITATION ON DEBT.  Effective as of the date hereof,
Section 8.8 of the Agreement is hereby amended in its entirety to read as follows:

         Section 8.8 LIMITATION ON DEBT. The Borrower will not incur, create, assume, or permit to exist any Debt except (a) Debt to Lender,
    (b) other Debt in the aggregate not to exceed $2,500,000 at any time outstanding and incurred when no Default exists or will result therefrom, and (c) existing Debt.

    2.4 AMENDMENT TO ARTICLE VIII. Effective as of the date hereof, Article VIII is hereby amended to add thereto the following Section 8.21:

         Section 8.21 MINIMUM TANGIBLE NET WORTH. The Borrower will at all times maintain Tangible Net Worth in an amount not less than one hundred twenty-five percent (125%) of the outstanding principal amount of the Obligations. As used herein, "Tangible

CUSIP Nos.: 848926101                                             Page 46 of 86
            848926200

    Net Worth" means, at any time, all amounts which, in conformity with GAAP, would be included as stockholders' equity on a consolidated balance sheet of the Borrower; provided, however, there shall be excluded therefrom (a) any amount at which shares of capital stock of the Borrower appear as an asset on the Borrower's balance sheet, (b) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (c) patents, trademarks, trade names, and copyrights,
    (d) deferred expenses, (e) loans and advances to any stockholder, director, officer, or employee of the Borrower or any affiliate of the Borrower, and (f) all other assets which are properly classified as intangible assets.

    2.5 AMENDMENT TO REPORTING REQUIREMENTS. Effective as of the date hereof, Section 8.1 of the Agreement is hereby amended to add thereto the following subsection (h):

         (h) COMPLIANCE CERTIFICATE. In connection with the annual financial statements and semiannual financial statements required to be delivered by subsections (a) and (b) above, the certificate of the Chief Financial Officer of the Borrower required to be delivered in connection with all such financial statements shall include a statement showing in reasonable detail the calculations demonstrating compliance with Section 8.21 of this Agreement.

    2.6 AMENDMENT TO GUARANTY OF RICHARD J. BOYLE. Effective as of the date hereof, Section 7(f) of the Guaranty of Richard J. Boyle is hereby amended in its entirety to read as follows:

         (f) Guarantor and Ned N. Fleming, III will at all times maintain on hand cash and cash equivalent investments, exclusive of investments in Spinnaker Industries, Inc., in an aggregate amount not less than the minimum liquidity amount required as set forth on Schedule 1 to the Loan Agreement as determined in accordance with the outstanding principal amount of the Obligations from time to time.

    2.7 AMENDMENT TO GUARANTY OF NED N. FLEMING, III. Effective as of the date hereof, Section 7(f) of the Guaranty of Ned N. Fleming, III is hereby amended in its entirety to read as follows:

         (f) Guarantor and Richard J. Boyle will at all times maintain on hand cash and cash equivalent investments, exclusive of investments in Spinnaker Industries, Inc., in an aggregate amount not less than the minimum liquidity amount required as set forth on Schedule 1 to the Loan Agreement as determined in accordance with the outstanding principal amount of the Obligations from time to time.

    2.8 AMENDMENT TO GUARANTIES. Effective as of the date hereof, all references in the Guaranties to the loan made by the Lender to the Borrower in the aggregate principal amount of up to $4,000,000 are hereby amended to mean references to the loan made by the Lender to the Borrower in the aggregate principal amount of up to $8,000,000. The Guaranties are hereby ratified and confirmed. Each Guarantor hereby consents and agrees to this Amendment and agrees that his respective Guaranty shall remain in full

CUSIP Nos.: 848926101                                             Page 47 of 86
            848926200

force and effect and shall continue to be the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms. The Guaranteed Indebtedness under and as defined in each Guaranty shall include, without limitation, the loan made by the Lender to the Borrower pursuant to the Agreement, as amended hereby, and as increased hereby to the aggregate principal amount of up to $8,000,000.

    2.9 AMENDMENT TO AGREEMENT. Effective as of the date hereof, the Agreement is hereby amended to add thereto a Schedule 1, which Schedule 1 shall read in the form of Schedule 1 attached hereto.

                                 ARTICLE III

                             CONDITIONS PRECEDENT

    3.1 CONDITIONS. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

         (a) Lender shall have received all of the following, each dated (unless otherwise indicated) the date of this Amendment, in form and substance satisfactory to Lender:

              (1) RESOLUTIONS. Resolutions of the Board of Directors of Borrower certified by its Secretary or an Assistant Secretary which authorize the execution, delivery, and performance by Borrower of this Amendment and the other Loan Documents to which Borrower is or is to be a party hereunder;

              (2) INCUMBENCY CERTIFICATE. A certificate of incumbency certified by the Secretary or an Assistant Secretary of Borrower certifying the names of the officers of Borrower authorized to sign this Amendment and each of the other Loan Documents to which Borrower is or is to be a party hereunder (including the certificates contemplated herein) together with specimen signatures of such officers;

              (3) ARTICLES OF INCORPORATION. Any amendments to the articles of incorporation of Borrower adopted between June 24, 1997, and the date of this Amendment and certified by the Secretary or an Assistant Secretary of Borrower;

              (4) BYLAWS. Any amendments to the bylaws of Borrower adopted between June 24, 1997, and the date of this Amendment and certified by the Secretary or an Assistant Secretary of Borrower; and

CUSIP Nos.: 848926101                                             Page 48 of 86
            848926200

              (5) ADDITIONAL INFORMATION. Lender shall have received such additional documents, instruments and information as Lender or its legal counsel, Winstead Sechrest & Minick P.C., may request.

         (b) Borrower shall have executed and delivered to Lender the Note and a Form U-1 duly completed.

         (c) Borrower shall have paid to Lender the commitment fee and facility fee due to Lender as a condition of Lender's obligations hereunder.

         (d) The representations and warranties contained herein and in all other Loan Documents, as amended hereby, shall be true and correct as of the date hereof as if made on the date hereof.

         (e) No Event of Default shall have occurred and be continuing and no event or condition shall have occurred that with the giving of notice or lapse of time or both would be an Event of Default.

         (f) All corporate proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments, and other legal matters incident thereto shall be satisfactory to Lender and its legal counsel, Winstead Sechrest & Minick P.C.

                                  ARTICLE IV

                RATIFICATIONS, REPRESENTATIONS AND WARRANTIES

    4.1 RATIFICATIONS. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and the Guaranties and except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement and the Guaranties are ratified and confirmed and shall continue in full force and effect. Borrower and Lender agree that the Agreement as amended hereby shall continue to be legal, valid, binding and enforceable in accordance with its terms. Borrower hereby ratifies and confirms the Pledge Agreement and acknowledges and agrees that the Collateral secures the Obligations as increased and modified by this Amendment.

    4.2 REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Lender that (i) the execution, delivery and performance of this Amendment and any and all other Loan Documents executed and/or delivered in connection herewith have been authorized by all requisite corporate action on the part of Borrower and will not violate the articles of incorporation or bylaws of Borrower, (ii) the representations and warranties contained in the Agreement, as amended hereby, and any other Loan Document are true and correct on and as of the date hereof as though made on and as of the date hereof, (iii) no Event of Default has occurred and is continuing and no event or condition has occurred that with

CUSIP Nos.: 848926101                                             Page 49 of 86
            848926200

the giving of notice or lapse of time or both would be an Event of Default, and (iv) Borrower and Guarantors are in full compliance with all covenants and agreements contained in the Agreement and the Guaranties as amended hereby.

                                  ARTICLE V

                                MISCELLANEOUS

    5.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Amendment or any other Loan Document including any Loan Document furnished in connection with this Amendment shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them.

    5.2 REFERENCE TO AGREEMENT. Each of the Loan Documents, including the Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Agreement shall mean a reference to the Agreement as amended hereby.

    5.3 EXPENSES OF LENDER. As provided in the Agreement, Borrower agrees to pay on demand all costs and expenses incurred by Lender in connection with the preparation, negotiation, and execution of this Amendment and the other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including without limitation the costs and fees of Lender's legal counsel, and all costs and expenses incurred by Lender in connection with the enforcement or preservation of any rights under the Agreement, as amended hereby, or any other Loan Document, including without limitation the costs and fees of Lender's legal counsel.

    5.4 SEVERABILITY. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

    5.5 APPLICABLE LAW. This Amendment and all other Loan Documents executed pursuant hereto shall be deemed to have been made and to be performable in Dallas, Dallas County, Texas and shall be governed by and construed in accordance with the laws of the State of Texas.

    5.6 SUCCESSORS AND ASSIGNS. This Amendment is binding upon and shall inure to the benefit of Lender, Borrower, and Guarantors and their respective successors and assigns, except none of Borrower and Guarantors may assign or transfer any of their respective rights or obligations hereunder without the prior written consent of Lender.

CUSIP Nos.: 848926101                                             Page 50 of 86
            848926200

    5.7 COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. Telecopies of signatures shall be binding and effective as originals.

    5.8 EFFECT OF WAIVER. No consent or waiver, express or implied, by Lender to or for any breach of or deviation from any covenant, condition or duty by Borrower or either Guarantor shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

    5.9 HEADINGS. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

    5.10 NON-APPLICATION OF CHAPTER 15 OF TEXAS CREDIT CODE. The provisions of Chapter 15 of the Texas Credit Code (Vernon's Annotated Texas Statutes,
Article 5069-15) are specifically declared by the parties not to be applicable to this Amendment or any of the Loan Documents or the transactions contemplated hereby.

    5.11 ENTIRE AGREEMENT. THIS AMENDMENT AND ALL OTHER INSTRUMENTS, DOCUMENTS AND AGREEMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THIS AMENDMENT EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

    Executed as of the date first written above.

                                  BORROWER:

                                  BOYLE, FLEMING & CO., INC.



                                  By: /s/ Ned N. Fleming III
                                      ------------------------------------
                                  Name: Ned N. Fleming, III
                                        ----------------------------------
                                  Title: President
                                         ---------------------------------

CUSIP Nos.: 848926101                                             Page 51 of 86
            848926200

                                  LENDER:

                                  COMERICA BANK-TEXAS



                                  By:  /s/ Wes O. Barnart
                                       ---------------------------------------
                                       Wes O. Barnhart, Senior Vice President

                                  GUARANTORS:



                                  /s/ Richard J. Boyle
                                  --------------------------------------------
                                  RICHARD J. BOYLE



                                  /s/ Ned N. Fleming III
                                  --------------------------------------------
                                  NED N. FLEMING, III

CUSIP Nos.: 848926101                                             Page 52 of 86
            848926200

                                  SCHEDULE 1

     OUTSTANDING PRINCIPAL         SECTION 8.2 REQUIRED     GUARANTY MINIMUM LIQUIDITY
     AMOUNT OF OBLIGATIONS              MINIMUM                    REQUIREMENT
                                      PERCENTAGE
LESS THAN OR EQUAL TO $4,000,000          200%                      $2,000,000

GREATER THAN $4,000,000 but
LESS THAN OR EQUAL TO $4,100,000          203%                      $2,050,000

GREATER THAN $4,100,000 but
LESS THAN OR EQUAL TO $4,200,000          205%                      $2,100,000

GREATER THAN $4,200,000 but
LESS THAN OR EQUAL TO $4,300,000          208%                      $2,150,000

GREATER THAN $4,300,000 but
LESS THAN OR EQUAL TO $4,400,000          210%                      $2,200,000

GREATER THAN $4,400,000 but
LESS THAN OR EQUAL TO $4,500,000          213%                      $2,250,000

GREATER THAN $4,500,000 but
LESS THAN OR EQUAL TO $4,600,000          215%                      $2,300,000

GREATER THAN $4,600,000 but
LESS THAN OR EQUAL TO $4,700,000          218%                      $2,350,000

GREATER THAN $4,700,000 but
LESS THAN OR EQUAL TO $4,800,000          220%                      $2,400,000

GREATER THAN $4,800,000 but
LESS THAN OR EQUAL TO $4,900,000          223%                      $2,450,000

GREATER THAN $4,900,000 but
LESS THAN OR EQUAL TO $5,000,000          225%                      $2,500,000

GREATER THAN $5,000,000 but
LESS THAN OR EQUAL TO $5,100,000          228%                      $2,550,000

GREATER THAN $5,100,000 but
LESS THAN OR EQUAL TO $5,200,000          230%                      $2,600,000

GREATER THAN $5,200,000 but
LESS THAN OR EQUAL TO $5,300,000          233%                      $2,650,000

GREATER THAN $5,300,000 but
LESS THAN OR EQUAL TO $5,400,000          235%                      $2,700,000

GREATER THAN $5,400,000 but
LESS THAN OR EQUAL TO $5,500,000          238%                      $2,750,000

GREATER THAN $5,500,000 but
LESS THAN OR EQUAL TO $5,600,000          240%                      $2,800,000

GREATER THAN $5,600,000 but
LESS THAN OR EQUAL TO $5,700,000          243%                      $2,850,000

GREATER THAN $5,700,000 but
LESS THAN OR EQUAL TO $5,800,000          245%                      $2,900,000

GREATER THAN $5,800,000 but
LESS THAN OR EQUAL TO $5,900,000          248%                      $2,950,000

GREATER THAN $5,900,000 but
LESS THAN OR EQUAL TO $6,000,000          250%                      $3,000,000

GREATER THAN $6,000,000 but
LESS THAN OR EQUAL TO $6,100,000          253%                      $3,025,000

GREATER THAN $6,100,000 but
LESS THAN OR EQUAL TO $6,200,000          255%                      $3,050,000

CUSIP Nos.: 848926101                                             Page 53 of 86
            848926200

     OUTSTANDING PRINCIPAL         SECTION 8.2 REQUIRED     GUARANTY MINIMUM LIQUIDITY
     AMOUNT OF OBLIGATIONS              MINIMUM                    REQUIREMENT
                                      PERCENTAGE
GREATER THAN $6,200,000 but
LESS THAN OR EQUAL TO $6,300,000          258%                      $3,075,000

GREATER THAN $6,300,000 but
LESS THAN OR EQUAL TO $6,400,000          260%                      $3,100,000

GREATER THAN $6,400,000 but
LESS THAN OR EQUAL TO $6,500,000          263%                      $3,125,000

GREATER THAN $6,500,000 but
LESS THAN OR EQUAL TO $6,600,000          265%                      $3,150,000

GREATER THAN $6,600,000 but
LESS THAN OR EQUAL TO $6,700,000          268%                      $3,175,000

GREATER THAN $6,700,000 but
LESS THAN OR EQUAL TO $6,800,000          268%                      $3,175,000

GREATER THAN $6,800,000 but
LESS THAN OR EQUAL TO $6,900,000          273%                      $3,225,000

GREATER THAN $6,900,000 but
LESS THAN OR EQUAL TO $7,000,000          275%                      $3,250,000

GREATER THAN $7,000,000 but
LESS THAN OR EQUAL TO $7,100,000          278%                      $3,275,000

GREATER THAN $7,100,000 but
LESS THAN OR EQUAL TO $7,200,000          280%                      $3,300,000

GREATER THAN $7,200,000 but
LESS THAN OR EQUAL TO $7,300,000          283%                      $3,325,000

GREATER THAN $7,300,000 but
LESS THAN OR EQUAL TO $7,400,000          285%                      $3,350,000

GREATER THAN $7,400,000 but
LESS THAN OR EQUAL TO $7,500,000          288%                      $3,375,000

GREATER THAN $7,500,000 but
LESS THAN OR EQUAL TO $7,600,000          290%                      $3,400,000

GREATER THAN $7,600,000 but
LESS THAN OR EQUAL TO $7,700,000          293%                      $3,425,000

GREATER THAN $7,700,000 but
LESS THAN OR EQUAL TO $7,800,000          295%                      $3,450,000

GREATER THAN $7,800,000 but
LESS THAN OR EQUAL TO $7,900,000          298%                      $3,475,000

GREATER THAN $7,900,000 but
LESS THAN OR EQUAL TO $8,000,000          300%                      $3,500,000

                                      -2-